CERTIFICATE

      The undersigned, Controller of SMITH BARNEY FUNDAMENTAL VALUE FUND INC. (the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 47,418,930 shares of common stock, par value $0.001 per share, the sales of which are reported in the Fund's Rule 24f-2 Notice covering the fiscal year ended September 30, 1996 and that the facts otherwise stated in such Notice are true.


                                   Thomas M. Reynolds
                                   Controller

Dated:        November 8, 1996